Exhibit 99.3
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined financial information for Agilysys, Inc. (“Agilysys” or “Company”) set forth below gives effect to the acquisition of IG Management Company, Inc. (a non-operating holding company) and its wholly-owned subsidiaries, InfoGenesis and InfoGenesis Asia (Macau) Limited (together “IG Management Co.”) using the purchase method of accounting, after giving effect to the adjustments described in the accompanying notes. The unaudited pro forma condensed combined statement of operations includes only the results of continuing operations and excludes such impacts as nonrecurring items related to the acquisition and synergy and related cost savings associated with the integration of the acquisition.
The unaudited pro forma condensed combined statement of operations for the fiscal year ended March 31, 2007 gives effect to the acquisition as if it occurred on April 1, 2006 by combining the results for the fiscal year ended March 31, 2007 of Agilysys with the results for the fiscal year ended December 31, 2006 of IG Management Co.
An unaudited pro forma condensed combined balance sheet is not provided herein as the financial position of IG Management Co. is reflected in the Company’s condensed consolidated balance sheet at June 30, 2007, which was filed on August 2, 2007 with the Securities and Exchange Commission in the Company’s Form 10-Q for the fiscal quarter ended June 30, 2007.
The unaudited pro forma condensed combined financial information should be read in conjunction with the historical financial statements used in the preparation of such pro forma financial information. The Company’s historical financial statements used in the preparation of the unaudited pro forma condensed combined financial information were filed with the Securities and Exchange Commission on Form 10-K for the fiscal year ended March 31, 2007. IG Management Co.’s historical financial statements used in the preparation of the unaudited pro forma condensed combined financial information are included as exhibit 99.1 to this Form 8-K/A.
The unaudited pro forma condensed combined financial information, including the notes thereto, are not necessarily indicative of what the actual financial results would have been had the transaction taken place on the dates indicated and do not purport to indicate the results of future operations. The pro forma adjustments are described in the accompanying notes and are based upon information and assumptions available at the time of filing this Form 8-K/A.
The unaudited condensed combined pro forma financial information is prepared in accordance with Article 11 of Regulation S-X.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE FISCAL YEAR ENDED MARCH 31, 2007
(In Thousands, Except Share and Per Share Information)

	Historical Statements of Operations
	for the Twelve Months Ended
	March 31	December 31
	2007	2006	Pro Forma
	Agilysys	IG Management Co.	Adjustments		Pro Forma
Net sales	$474,570	$40,838			$515,408
Cost of goods sold	353,863	20,138			374,001

Gross margin	120,707	20,700			141,407
Operating expenses
Selling, general, and administrative expenses	133,185	22,630			155,815
Restructuring credits	(2,531)	—			(2,531)

Operating loss	(9,947)	(1,930)			(11,877)
Other (income) expense
Other expense, net	6,025	97			6,122
Interest (income) expense, net	(2,402)	3,894	$4,724	[a]	6,216
			(3,919)	[b]	(3,919)
			980	[c]	980

Loss before income taxes	(13,570)	(5,921)			(21,276)
Income tax benefit	1,935	2,002	719	[d]	4,656

Loss from continuing operations	$(11,635)	$(3,919)			$(16,620)

Loss per share — basic and diluted
Loss from continuing operations	$(0.38)				$(0.54)

Weighted average shares outstanding
Basic and diluted	30,683,766				30,683,766
See notes to unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED CONDENSED COMBINED
PRO FORMA FINANCIAL INFORMATION
1. Notes to the unaudited pro forma condensed combined financial information
Purchase Price
The Company has accounted for the acquisition as a purchase under accounting principles generally accepted in the United States. Under the purchase method of accounting, the assets and liabilities of IG Management Co. will be recorded as of the acquisition date at their respective fair values and consolidated with those of the Company.
The Company has not yet completed its analysis of the fair value of the acquired assets and liabilities, including an evaluation of the intangible assets previously recorded by IG Management Co. Accordingly, the allocation of the acquisition cost to the assets acquired and liabilities assumed is subject to modification in the future, which may include the identification of intangible assets not previously recognized by IG Management Co.
The preliminary estimate of the purchase price allocation, which includes $0.1 million of transaction costs, is as follows (in thousands):

Total current assets	$17,688
Fixed assets	5,944
Intangible assets	18,299
Goodwill	73,370
Liabilities	(25,154)

Total purchase price	$90,147

Intangible Assets
As noted above, the acquired assets of IG Management Co. include certain intangible assets previously recorded by the acquired company. As of December 31, 2006 (the latest fiscal year end of IG Management Co.), IG Management Co. had the following intangible assets:

	Useful lives	Carrying amount	Net book value
Technology	1-4	$13,200	$4,035
Customer relationships	1-4	200	133
Installed customer base	10	5,800	4,637
Noncompete agreements	1-2	400	—
Trademarks and tradenames	Indefinite	13,200	10,800

Total		$32,800	$19,605

Amortization expense recorded by IG Management Co. relating to the intangible assets was $2.9 million for the year ended December 31, 2006.
The Company is in the process of evaluating the acquired intangible assets, including an evaluation of additional intangible assets not previously recognized by IG Management Co., and determining the appropriate fair value. The Company expects to complete this analysis within one year. Accordingly, allocation of the acquisition cost will be modified in the future.
Nonrecurring Events in Historical Financial Statements
The historical financial statements of the Company for the fiscal year ended March 31, 2007 that are included in the unaudited pro forma condensed combined statement of operations include the following nonrecurring events:
•	$4.9 million restructuring credit for the reversal of a restructuring liability that was established in fiscal 2003 for a previously exited facility.

•	$5.9 million impairment charge for the write-down of the Company’s equity method investment.
The historical financial statements of IG Management Co. for the fiscal year ended December 31, 2006 that are included in the unaudited pro forma condensed combined statement of operations include a $0.5 million loss on the sale of a facility.
2. Pro forma adjustments
Pro forma adjustments to the unaudited pro forma condensed combined statement of operations for the fiscal year ended March 31, 2007 are as follows:
[a]	To reduce the interest income of Agilysys for the cash used in the acquisition of IG Management Co. assuming the acquisition had occurred at the beginning of the period presented.

[b]	To reduce the interest expense of IG Management Co. for the outstanding debt that was settled by Agilysys in the acquisition of IG Management Co. assuming the acquisition had occurred at the beginning of the period presented.

[c]	To reflect the accelerated expense of deferred finance costs related to the outstanding debt that was settled by Agilysys in the acquisition of IG Management Co.

[d]	Reflects the tax effect of the pro forma adjustments calculated at the statutory rate of 40.3% for the fiscal year ended March 31, 2007.

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